UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

GRIFFON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6620	11-1893410
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

100 Jericho Quadrangle
Jericho, New York	11753
(Address of Principal Executive Offices)	(Zip Code)

(516) 938-5544
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2008, Clopay Building Products Company, Inc. and Clopay Plastic Products Company, Inc. (collectively, the “Borrowers”), each a wholly-owned subsidiary of Griffon Corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) for their domestic operations with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders agreed to provide the Borrower with a five-year senior secured revolving credit facility of $100,000,000. Availability under the Credit Agreement is based upon certain eligible accounts receivable, inventory, cash and cash equivalents and property, plant and equipment. Borrowings under the Credit Agreement bear interest at rates based upon LIBOR or the prime rate and are collateralized by the stock and assets of the Borrowers and stock of the Borrowers’ subsidiaries. The Credit Agreement contains certain restrictive and financial covenants. Upon the occurrence of certain events of default specified in the Credit Agreement, amounts due under the Credit Agreement may be declared immediately due and payable.

Loan proceeds of approximately $33 million were used to refinance an existing lease obligation for certain property, plant and equipment.

The description of the Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

10.1
Credit Agreement, dated as of June 24, 2008, among Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, among others.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

By:	/s/ Patrick L. Alesia
Patrick L. Alesia
Chief Financial Officer

Date: June 27, 2008

Exhibit Index

10.1
Credit Agreement, dated as of June 24, 2008, among Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, among others.